EX-99.12.a

_______, 2011

Board of Trustees
Delaware Group Adviser Funds
2005 Market Street
Philadelphia, Pennsylvania 19103

Board of Trustees
Delaware Pooled Trust
2005 Market Street
Philadelphia, Pennsylvania 19103

Re:
Agreement and Plan of Reorganization, adopted as of the ___ day of
 _____, 2011 (“Agreement”) by and between Delaware Group Adviser Funds, a statutory trust created under the laws of the State of Delaware, on behalf of its series, Delaware International Bond Fund (“Acquiring Fund”), and
Delaware Pooled Trust, a statutory trust created under the laws of the State of
Delaware, on behalf of its series, The International Fixed Income Portfolio
(“Acquired Fund”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of Acquired Fund (the “Reorganization”), pursuant to which: (i) the acquisition by Delaware Group Adviser Funds on behalf of Acquiring Fund of all of the property, assets and goodwill of Acquired Fund in exchange solely for shares of beneficial interest, without par value, of Acquiring Fund – Class A (“Acquiring Fund Shares”); (ii) the distribution of Acquiring Fund Shares to the holders of Acquired Fund shares (“Acquired Fund Shares”); and (iii) the dissolution of Acquired Fund as soon as practicable after the closing (hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Agreement.  The Acquiring Fund is, and will be at the time of Closing, a shell series, without assets or liabilities, created for the purpose of acquiring the assets and liabilities of the Acquired Fund.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated as of ______, 2011; (b) the combined information statement/prospectus provided to shareholders of Acquired Fund dated ______, 2011; (c) certain representations concerning the Reorganization made to us by Delaware Group Adviser Funds and Delaware Pooled Trust in a letter dated _____, 2011 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that Acquired Fund, on the Closing Date of the Reorganization, satisfies, and immediately following the Closing Date of the Reorganization, Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for the Acquired Fund and the Acquiring Fund, it is our opinion with respect to the Acquired Fund and the Acquiring Fund that:

1. The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares to be issued, and the assumption by Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution by Acquired Fund to its shareholders of Acquiring Fund Shares in complete liquidation of Acquired Fund more likely than not will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Acquiring Fund and Acquired Fund each more likely than not will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. The Acquired Fund more likely than not will recognize no gain or loss upon the transfer of substantially all of its assets to, and assumption of its liabilities by, Acquiring Fund in exchange solely for the voting shares of Acquiring Fund under Section 361(a) and Section 357(a) of the Code.

3. No gain or loss will be recognized by Acquiring Fund upon the receipt by it of substantially all of the assets of Acquired Fund in exchange solely for the voting shares of Acquiring Fund and the assumption of the liabilities of Acquired Fund under Section 1032(a) of the Code.

4. Acquired Fund more likely than not will recognize no gain or loss upon the distribution of Acquiring Fund Shares to Acquired Fund shareholders in liquidation of Acquired Fund under Section 361(c)(1) of the Code.

5. The tax basis of the assets of Acquired Fund received by Acquiring Fund more likely than not will be the same as the tax basis of such assets to Acquired Fund immediately prior to the exchange under Section 362(b) of the Code.

6. The holding period of the assets of Acquired Fund received by Acquiring Fund more likely than not will include the period during which such assets were held by Acquired Fund under Section 1223(2) of the Code.

7. The shareholders of Acquired Fund more likely than not will recognize no gain or loss upon the exchange of their shares in Acquired Fund solely for the voting shares (including fractional shares to which they may be entitled) of Acquiring Fund under Section 354(a) of the Code.

8. The aggregate tax basis of Acquiring Fund Shares received by Acquired Fund shareholders (including fractional shares to which they may be entitled) more likely than not will be the same as the aggregate tax basis of the shares of Acquired Fund exchanged therefor under Section 358(a)(1) of the Code.

9. The holding period of Acquiring Fund’s shares received by Acquired Fund’s shareholders (including fractional shares to which they may be entitled) more likely than not will include the holding period of Acquired Fund’s shares surrendered in exchange therefor, provided that Acquired Fund Shares were held as a capital asset on the date of the Reorganization under Section 1223(l) of the Code.

10. For purposes of Section 381 of the Code, either: (i) The Acquiring Fund more likely than not will succeed to and take into account as of the date of the transfer, as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder; or (ii) The Acquiring Fund more likely than not will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of Acquired Fund described in Section 381(c) of the Code as if there had been no Reorganization.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by Delaware Pooled Trust, on behalf of Acquired Fund, and Delaware Group Adviser Funds, on behalf of Acquiring Fund, of their undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

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This opinion is being rendered to Acquiring Fund and Acquired Fund, and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Information Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,